Exhibit 5.1

December 5, 2006

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036-6522

EnerSys
2366 Bernville Road
Reading, Pennsylvania 19605

Re:	EnerSys Registration Statement on Form S-3

        Ladies and Gentlemen:

        We have acted as special counsel to EnerSys, a Delaware corporation (the "Company"), in connection with the public offering by certain stockholders of the Company (the "Selling Stockholders") named in the registration statement referred to below of an aggregate of 12,500,000 (i) currently outstanding shares of the Company's common stock ("Common Stock"), par value $.01 per share (the "Secondary Shares") and (ii) shares of Common Stock to be issued upon exercise of options to purchase Common Stock (the "Secondary Option Shares" and, together with the Secondary Shares, the "Shares").

        This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the "Securities Act").

        In rendering the opinions set forth herein, we have examined and relied on originals or copies of: (i) the registration statement on Form S-3 of the Company relating to the sale of Secondary Shares and the Secondary Option Shares filed with the Securities and Exchange Commission (the "Commission") on July 27, 2006 under the Securities Act of 1933, as amended (the "Act") and Amendment No. 1 to the Registration Statement to be filed with the Commission on the date hereof, registering the Shares (such registration statement being hereinafter referred to as the "Registration Statement"); (ii) the Certificate of Incorporation of the Company, as amended to date and as certified by the Secretary of State of the State of Delaware; (iii) the By-laws of the Company, as amended to date and as certified by the Secretary of the Company; (iv) certain resolutions of the Board of Directors of the Company relating to the Secondary Shares, the Secondary Option Shares and related matters; (v) certain resolutions of the Compensation Committee of the Board of Directors of the Company relating to the Secondary Option Shares related matters; (vi) the 2004 Securityholder Agreement dated as of July 26, 2004, among Metalmark Capital LLC, and certain other institutional stockholders, certain members of the Company's senior management and the Company, which governs certain relationships among such parties; (vii) the management equity plan established by the Company in 2000 (the "Company Stock Incentive Plan") and (ix) a form of Stock Option Agreement pursuant to the Company Stock Incentive Plan. We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

        In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. In rendering the opinion set forth below, we have assumed that the Company has received the entire amount of the consideration contemplated by the resolutions of the Board of Directors of the Company authorizing the issuance of the Secondary Shares and that the certificates evidencing such shares as originally issued conform to the specimen. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

        We do not express any opinion as to the laws of any jurisdiction other than Delaware corporate law and the laws of the State of New York, and we do not express any opinion as to the effect of any other laws on the opinion stated herein.

        Based upon and subject to the foregoing, we are of the opinion that (i) the Secondary Shares have been duly authorized and validly issued and are fully paid and nonassessable and (ii) the Secondary Option Shares have been duly authorized and when issued upon exercise of outstanding options to purchase Common Stock granted pursuant to the Company Stock Incentive Plan and payment of the exercise price set forth in the applicable Stock Option Agreement with respect to such options, the Secondary Option Shares will be validly issued, fully paid and nonassessable.

        We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP